UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13D


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 5)

                             Exide Technologies
-------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
                       (Title of Class of Securities)
                                 302051206
                               --------------
                               (CUSIP Number)

                       Sandell Asset Management Corp.
                            40 West 57th Street
                                 26th Floor
                             New York, NY 10019
                Attention : Michael Fischer, General Counsel
                                212-603-5700
        (Name, Address and Telephone Number of Person Authorized to
                    Receive Notices and Communications)


                             February 23, 2005
                        ----------------------------
          (Date of Event which Requires Filing of this Statement)

 If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

                                SCHEDULE 13D

--------------------------------------- ---------- ----------------------------

CUSIP No   302051206
--------------------------------------- ---------- ----------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON


               Castlerigg Master Investments Ltd.



------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                               (A) |X|  (B)  |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS


              WC
------------- -----------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                 |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION


                       British Virgin Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

                                 0
   SHARES
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

                                 2,434,218
   OWNED
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

                                 0
 REPORT-ING
              ----------- -----------------------------------------------------
   PERSON     10          SHARED DISPOSITIVE POWER

                                 2,434,218
    WITH
------------- -----------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       2,434,218
------------- -----------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                 |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              9.97%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON

              CO
------------- -----------------------------------------------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON


               Sandell Asset Management Corp.



------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                               (A) |X|  (B)  |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS


              AF
------------- -----------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                 |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION


                       British Virgin Islands
------------- ----------- -----------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

                                 0
   SHARES
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

                                 2,434,218
   OWNED
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

                                 0
 REPORT-ING
              ----------- -----------------------------------------------------
   PERSON     10          SHARED DISPOSITIVE POWER

                                 2,434,218
    WITH
------------- -----------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       2,434,218
------------- -----------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                 |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               9.97%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON


              CO
------------- -----------------------------------------------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON


               Castlerigg International Limited



------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                               (A) |X|  (B)  |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS


              AF
------------- -----------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                 |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION


                       British Virgin Islands
------------- ----------- -----------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

                                 0
   SHARES
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

                                 2,434,218
   OWNED
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

                                 0
 REPORT-ING
              ----------- -----------------------------------------------------
   PERSON     10          SHARED DISPOSITIVE POWER

                                 2,434,218
    WITH
------------- -----------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       2,434,218
------------- -----------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                 |_|
------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              9.97%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON


              CO
------------- -----------------------------------------------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON


               Castlerigg International Holdings Limited



------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                               (A) |X|  (B)  |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS


              AF
------------- -----------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                 |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION


                       British Virgin Islands
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

                                 0
   SHARES
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

                                 2,434,218
   OWNED
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

                                 0
 REPORT-ING
              ----------- -----------------------------------------------------
   PERSON     10          SHARED DISPOSITIVE POWER

                                 2,434,218
    WITH
------------- -----------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       2,434,218
------------- -----------------------------------------------------------------

     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                 |_|

------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              9.97%
------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON



              CO
------------- -----------------------------------------------------------------

------------- -----------------------------------------------------------------
     1        NAME OF REPORTING PERSON


               Thomas E. Sandell

------------- -----------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                               (A) |X|  (B)  |_|
------------- -----------------------------------------------------------------
     3        SEC USE ONLY
------------- -----------------------------------------------------------------
     4        SOURCE OF FUNDS


              AF
------------- -----------------------------------------------------------------
     5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEMS 2(d) or 2(e)                 |_|
------------- -----------------------------------------------------------------
     6        CITIZENSHIP OR PLACE OF ORGANIZATION


                       Sweden
------------- -----------------------------------------------------------------
 NUMBER OF    7           SOLE VOTING POWER

                                 0
   SHARES
              ----------- -----------------------------------------------------
BENEFICIALLY  8           SHARED VOTING POWER

                                 2,434,218
   OWNED
              ----------- -----------------------------------------------------
  BY EACH     9           SOLE DISPOSITIVE POWER

                                 0
 REPORT-ING
              ----------- -----------------------------------------------------
   PERSON     10          SHARED DISPOSITIVE POWER

                                 2,434,218
    WITH
------------- -----------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       2,434,218
------------- -----------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES                                 |_|

------------- -----------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              9.97%

------------- -----------------------------------------------------------------
     14       TYPE OF REPORTING PERSON



              IN
------------- -----------------------------------------------------------------

This is Amendment No. 5 to the Schedule 13D filed jointly by Castlerigg Master Investments Ltd., a British Virgin Islands Company, Sandell Asset Management Corp., a British Virgin Islands Company ("SAMC"), Castlerigg International Limited, a British Virgin Islands Company, Castlerigg International Holdings Limited, a British Virgin Islands Company, and Thomas E. Sandell, a citizen of Sweden (together, the "Reporting Persons"), on November 8, 2004 and amended by Amendment No. 1 filed on November 12, 2004 and Amendment No. 2 on January 13, 2005, and Amendment No. 3 on February 15, 2005, and Amendment No. 4 on February 24, 2005 (the initial
Schedule 13D and all amendments thereto being referred to herein as the "Schedule 13D"). The following item in the Schedule 13D is hereby amended to include the following information:

ITEM 4.  PURPOSE OF TRANSACTION

Representatives of SAMC met with the Executive Committee of the Board of Directors of Exide Technologies and Stuart Kupinksy, Exide's General Counsel, on Wednesday, February 23, 2005. At the meeting, SAMC requested, and Exide agreed, that SAMC could discuss a range of issues with Exide's investment banker related to the structure, terms and conditions of the proposed high-yield note offering publicly announced by Exide on February 9, 2005. These discussions occurred on February 24, 2005.

Additional topics raised by SAMC at the February 23, 2005 meeting include:

     o    the composition of Exide's Board of Directors; and

     o    Exide's ongoing search for a new Chief Executive Officer.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 25, 2005     CASTLERIGG MASTER INVESTMENTS LTD.


                                       By: Sandell Asset Management Corp.
                                               As Investment Manager


                                           By:/s/ Thomas E. Sandell
                                              ----------------------------------
                                              Thomas E. Sandell
                                              Title: Director


                                       SANDELL ASSET MANAGEMENT CORP.


                                           By:/s/ Thomas E. Sandell
                                              ----------------------------------
                                              Thomas E. Sandell
                                              Title: Director


                                       CASTLERIGG INTERNATIONAL LIMITED


                                           By:/s/ Thomas E. Sandell
                                              ----------------------------------
                                              Thomas E. Sandell
                                              Title: Director


                                       CASTLERIGG INTERNATIONAL HOLDINGS LIMITED


                                           By:/s/ Thomas E. Sandell
                                              ----------------------------------
                                              Thomas E. Sandell
                                              Title: Director


                                              /s/ Thomas E. Sandell
                                              ----------------------------------
                                              Thomas E. Sandell